Registration No. __________

     As filed with the Securities and Exchange Commission on August 20, 1999

--------------------------------------------------------------------------------

                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                              --------------------

                                    FORM S-8

                             Registration Statement

                                      Under

                           The Securities Act of 1933

                         FLUSHING FINANCIAL CORPORATION
          ------------------------------------------------------------
             (Exact name of registrant as specified in its charter)

                  Delaware                               11-3209278
      -------------------------------                -------------------
      (State or other jurisdiction of                   (IRS Employer
       incorporation or organization)                Identification No.)


    144-51 Northern Boulevard, Flushing, NY                 11354
    ---------------------------------------          -------------------
    (Address of Principal Executive Offices)              (Zip Code)


                        1996 STOCK OPTION INCENTIVE PLAN
                                       AND
                      1996 RESTRICTED STOCK INCENTIVE PLAN
                      ------------------------------------
                            (Full title of the plans)

Michael J. Hegarty                      Copy to:    Gloria W.
Nusbacher, Esq.
Flushing Financial Corporation                      Hughes Hubbard & Reed LLP
144-51 Northern Boulevard                           One Battery Park Plaza
Flushing, N.Y.  11354                               New York, N.Y.  10004
(718) 961-5400                                      (212) 837-6719
--------------------------------------------------------------------------------
(Name, address and telephone number
 of agent for service)

                         CALCULATION OF REGISTRATION FEE


     Title of
    Securities        Amount       Proposed Maximum       Proposed        Amount of
      to be            to be        Offering Price    Maximum Aggregate  Registration
    Registered      Registered<F2>   Per Share<F3>    Offering Price<F3>     Fee
-------------------------------------------------------------------------------------

  Common Stock,
    par value       412,500 shares      $15.62          $6,442,593.70      $1,791.00
 $.01 per share<F1>
-------------------------------------------------------------------------------------

                                               (see footnotes on following page)

              Page 1 of 17 Pages. Exhibit Index appears at Page 12.

FOOTNOTES
---------


  <F1>    Each share of Common  Stock  includes a related  right (a  "Right") to purchase junior participating preferred stock of the Company. The Rights are not exercisable or transferable apart from the Common Stock at this time, and accordingly no independent value is attributable to such Rights.

  <F2>    This Registration  Statement also relates to such indeterminate number of additional shares (and related Rights) as may be issuable pursuant to stock splits, stock dividends, or similar transactions.

  <F3>    The proposed  maximum offering price per share of Common Stock and the proposed maximum aggregate offering price are calculated solely for the purpose of determining the registration fee pursuant to Rule 457(h) under the Securities Act of 1933. With respect to 76,725 of such shares of Common Stock as to which stock options were granted prior to the date hereof, the registration fee is based on the weighted average exercise price per share of $15.31, and with respect to the balance of the shares being registered (consisting of 335,775 shares of Common Stock), the fee is based on a price of $15.69 per share, which is the average of the high and low sale prices of the Common Stock on August 16, 1999, as quoted on the Nasdaq National Market.

Securities offered and sold under the benefit plans which are the subject of this Registration Statement were also registered by means of a Registration Statement on Form S-8 (No. 333-3878) filed with the Securities and Exchange Commission on April 22, 1996. Prospectus documents used in connection with this Registration Statement will also apply with respect to such prior Registration Statement.

                                    PART II

               INFORMATION REQUIRED IN THE REGISTRATION STATEMENT




Item 3. INCORPORATION OF DOCUMENTS BY REFERENCE
        ---------------------------------------

            The following documents filed by Flushing Financial Corporation (the "Company") under the Securities Exchange Act of 1934 (the "Exchange Act") are incorporated herein by reference:

            (a) The Company's Annual Report on Form 10-K for the year ended December 31, 1998;

            (b) All other reports filed by the Company pursuant to Section 13(a) or 15(d) of the Exchange Act since December 31, 1998; and

            (c) The description of the Company's Common Stock and Rights contained in the Company's registration statements therefor and any amendment or report filed for the purpose of updating such description.

            All documents filed by the Company pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Exchange Act after the date of this Registration Statement and prior to the filing of a post-effective amendment which indicates that all securities offered hereby have been sold or which deregisters all securities then remaining unsold, shall be deemed to be incorporated by reference in this Registration Statement and to be a part hereof from the date of the filing of such documents.

            Any statement contained in a document incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Registration Statement to the extent that a statement contained in a subsequently filed document which is also incorporated by reference herein modifies or supersedes such statement.


Item 4. DESCRIPTION OF SECURITIES
        -------------------------

            Not applicable.


Item 5. INTERESTS OF NAMED EXPERTS AND COUNSEL
        --------------------------------------

            Not applicable.

Item 6. INDEMNIFICATION OF DIRECTORS AND OFFICERS
        -----------------------------------------

            Section 145 of the General Corporation Law of the State of Delaware (the "DGCL") empowers a Delaware corporation to indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding (other than an action by or in the right of the corporation) by reason of the fact that such person is or was a director, officer, employee, or agent of the corporation or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation or other enterprise, against expenses (including attorneys' fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by such person in connection with such action, suit or proceeding if such person acted in good faith and in a manner such person reasonably believed to be in or not opposed to the best interests of the corporation and, with respect to any criminal action or proceeding, had no reasonable cause to believe such person's conduct was unlawful.

            A similar standard of care is applicable in the case of derivative actions to which such a person is or was a party by reason of such person's status or capacity as described above, except that indemnification only extends to expenses (including attorneys' fees) actually and reasonably incurred by such person in connection with the defense or settlement of such an action, and the DGCL requires approval by the court in which such action was brought before there can be any indemnification where the person seeking indemnification has been found liable to the corporation. Additionally, the corporation is required to indemnify its directors and officers against expenses (including attorneys' fees) actually and reasonably incurred by such person to the extent that such directors or officers have been successful on the merits or otherwise in defense of any such action, suit or proceeding or in defense of any claim, issue or matter referred to in Section 145 of the DGCL.

            Unless ordered by a court, indemnification can be made by the corporation only upon a determination, by one of several means, that indemnification is proper in the circumstances because the party seeking indemnification has met the applicable standard of conduct as set forth in
Section 145 of the DGCL. The indemnification provided by Section 145 of the DGCL includes the right of an officer or director to be paid by the corporation the expenses incurred in defending any such proceedings in advance of their final disposition. Such advance payment of expenses, however, may be made only upon delivery to the corporation by the indemnified party of an undertaking to repay all amounts so advanced if it shall ultimately be determined that the person receiving such payments is not entitled to be indemnified pursuant to Section 145 of the DGCL.

            The rights to indemnification  and advancement of expenses conferred by Section 145 of the DGCL shall not be deemed exclusive of any other rights to which the person seeking indemnification or advancement may be entitled under any bylaw, agreement, vote of stockholders or disinterested directors, or otherwise. In addition, Section 145 of the DGCL authorizes a Delaware corporation to purchase and maintain insurance, at its expense, on behalf of any person who is or was a director, officer, employee or agent of the corporation or is or was serving at the corporation's request in such capacity for another entity against any liability asserted against, or incurred by, such person in any such capacity or arising out of such status, whether or not the corporation would have the power to indemnify such person against such liability under
Section 145 of the DGCL.

            The Company's Certificate of Incorporation limits under certain circumstances the personal liability of the Company's directors for a breach of their fiduciary duty as directors. The provisions do not eliminate the liability of a director (i) for a breach of the director's duty of loyalty to the Company or its shareholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) under
Section 174 of the DGCL (relating to the declaration of dividends and purchase or redemption of shares in violation of the DGCL), or (iv) for any transaction from which the director derived an improper personal benefit.

            Article TENTH of the Company's Certificate of Incorporation provides that the Company shall indemnify to the fullest extent permitted by the laws of the State of Delaware any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding by reason of the fact that such person is or was a director or officer of the Company. Article TENTH further provides that such persons have the right to be paid in advance by the Company for their expenses to the full extent permitted by the laws of the State of Delaware.

            Flushing Savings Bank, FSB (the "Bank"), which is a wholly-owned subsidiary of the Company, has the following provisions for the indemnification of directors and officers:

            Article XI of the Bank's Bylaws provides that, to the full extent permitted by law, the Bank shall indemnify any person who was or is a party, or is threatened to be made a party, to any threatened, pending or completed action, suit or proceeding by reason of the fact that such person is or was a director or officer of the Bank. Article XI further provides that, to the full extent permitted by law, the Bank shall advance or promptly reimburse upon request any person entitled to indemnification thereunder for the reasonable expenses, including attorneys' fees and expenses, reasonably incurred in connection with any proceeding in advance of the final disposition thereof in accordance with such procedures as the Board of Directors shall determine in accordance with applicable law.

            In addition, Article XI provides that upon resolution passed by the Board of Directors, the Bank may purchase and maintain insurance to indemnify directors and officers and others, whether or not entitled to indemnification under Article XI of the Bylaws to the full extent permitted by law.

            Regulations promulgated by the FDIC at 12 CFR 359 provide that an insured depository institution or affiliated depository institution holding company may make or agree to make reasonable indemnification payments to certain persons, including officers and directors of the institution and its holding company with respect to an administrative proceeding or civil action initiated by any federal banking agency, only if: (i) the indemnification payments do not pay or reimburse such person for a civil money penalty or judgment resulting from any administrative or civil action instituted by any federal banking agency, or for any other expense (including the amount of any settlement) which results in a final order or settlement pursuant to which such person is assessed a civil money penalty, is removed from office or prohibited from participating in the conduct of the affairs of the insured depository institution, or is required to cease and desist from or take specified affirmative actions with respect to such institution, and (ii) the board of directors of the insured depository institution or depository institution holding company, in good faith, determines in writing after due investigation and consideration that the person acted in good faith and in a manner he/she believed to be in the best interests of the institution; and that the payment of such expenses will not materially adversely affect the institution's or holdings company's safety and soundness.

            The Company and the Bank have entered into an Indemnity Agreement with each of their executive officers and directors, which agreements provide for mandatory indemnification for each such person to the full extent permitted by law against judgments, fines, amounts paid in settlement, and expenses incurred in connection with any claim arising out of such person's service to the Company or the Bank unless he was adjudicated to have acted in bad faith, deliberate dishonesty or for personal gain. The agreements provide for advancement of expenses and specify procedures for determining entitlement to indemnification in a particular case.

            The Bank has a contract for insurance coverage under which the Bank's officers and directors (as well as the Company) are indemnified under certain circumstances with respect to litigation and other costs and liabilities arising out of actual or alleged misconduct of such directors and officers.


Item 7. EXEMPTION FROM REGISTRATION CLAIMED
        -----------------------------------

            Not applicable.


Item 8. EXHIBITS
        --------


NUMBER      DESCRIPTION                        METHOD OF FILING
------      -----------                        ----------------

4.1         Certificate of Incorporation of    Filed as Exhibit 3.1 to the
            the Company                        Company's Registration Statement
                                               on Form S-1 (No. 33-96488)

4.2         By-Laws of the Company             Filed as Exhibit 3.2 to the
                                               Company's Registration Statement
                                               on Form S-1 (No. 33-96488)

4.3         Rights  Agreement,  dated as of    Filed as an Exhibit to the
            September 17, 1996,  between the   Company's  Form 8-K filed
            Company and State Street Bank      September 30, 1996
            and Trust Company, as Rights
            Agent
































                                       6

NUMBER      DESCRIPTION                        METHOD OF FILING
------      -----------                        ----------------

5.1         Opinion of Hughes Hubbard & Reed   Filed herewith
            LLP

23.1        Consent of                         Filed herewith
            PricewaterhouseCoopers LLP

23.2        Consent of Hughes Hubbard & Reed   Contained in Exhibit 5.1
            LLP

24.1        Power of Attorney authorizing      Filed herewith
            Michael J. Hegarty to sign the
            Registration Statement and all
            amendments thereto on behalf of
            certain directors and officers
            of the Company



Item 9. UNDERTAKINGS
        ------------

(a)  The Company hereby undertakes:

        (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

            (i) To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

            (ii) To reflect in the prospectus any facts or events arising after the effective date of the Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represents a fundamental change in the information set forth in the Registration Statement;

             (iii) To include any material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in the Registration Statement.

     Provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed by the Company pursuant to Section 13 or Section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the Registration Statement.

        (2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

        (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(b) The Company hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the Company's annual report pursuant to Section 13(a) or Section 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan's annual report pursuant to Section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c) Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the Company pursuant to the foregoing provisions, or otherwise, the Company has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Company of expenses incurred or paid by a director, officer or controlling person of the Company in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Company will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

                                   SIGNATURES


            THE REGISTRANT. Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of New York, State of New York, on this 17th day of August, 1999.

                                    FLUSHING FINANCIAL CORPORATION



                                    By:  /S/ MICHAEL J. HEGARTY
                                       -----------------------------------------
                                    Michael J. Hegarty
                                    President and Chief Executive Officer



            Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed below by the following persons in the capacities indicated on this 17th day of August, 1999.



SIGNATURE                                   CAPACITY
---------                                   --------


                  *                         President and Chief Executive
----------------------------------------    Officer and a Director (principal
           Michael J. Hegarty               executive officer)



                  *                         Director, Chairman of the Board
----------------------------------------
          Gerard P. Tully, Sr.




                  *                         Senior Vice President, Chief
----------------------------------------    Financial Officer and Treasurer
           Monica C. Passick                (principal financial and accounting
                                             officer)



                  *                         Director
----------------------------------------
           James D. Bennett






























                                       9

SIGNATURE                                   CAPACITY
---------                                   --------


                                            Director
----------------------------------------
            John M. Gleason



                  *                         Director
----------------------------------------
            Louis C. Grassi



                  *                         Director
----------------------------------------
            Robert A. Marani



                  *                         Director
----------------------------------------
              John O. Mead



                  *                         Director
----------------------------------------
           James F. McConnell



                  *                         Director
----------------------------------------
          Vincent F. Nicolosi



                  *                         Director
----------------------------------------
         Franklin F. Regan, Jr.



                  *                         Director
----------------------------------------
            John E. Roe, Sr.



                  *                         Director
----------------------------------------
            Michael J. Russo


------------------------------------------------

*    By:  /S/ MICHAEL J. HEGARTY
        ----------------------------------------
        Michael J. Hegarty, for
        himself and as authorized
        by Power of Attorney filed
        as Exhibit 24.1 to this
        Registration Statement

                                  EXHIBIT INDEX
                                  -------------


NUMBER      DESCRIPTION                        METHOD OF FILING
------      -----------                        ----------------

4.1         Certificate of Incorporation of    Filed as Exhibit 3.1 to the
            the Company                        Company's Registration Statement
                                               on Form S-1 (No. 33-96488)

4.2         By-Laws of the Company             Filed as Exhibit 3.2 to the
                                               Company's Registration Statement
                                               on Form S-1 (No. 33-96488)

4.3         Rights  Agreement,  dated as of    Filed as an Exhibit to the
            September 17, 1996,  between the   Company's  Form 8-K filed
            Company and State Street Bank      September 30, 1996
            and Trust Company, as Rights
            Agent

5.1         Opinion of Hughes Hubbard & Reed   Filed herewith
            LLP

23.1        Consent of                         Filed herewith
            PricewaterhouseCoopers LLP

23.2        Consent of Hughes Hubbard & Reed   Contained in Exhibit 5.1
            LLP

24.1        Power of Attorney authorizing      Filed herewith
            Michael J. Hegarty to sign the
            Registration Statement and all
            amendments thereto on behalf of
            certain directors and officers
            of the Company













































                                       12